EXHIBIT 8.2

                             DANIEL M. MITCHELL, JR.
                                 Attorney at Law
Telephone                                                           P.O. Box 787
(912) 263-7509                                          110 S. Washington Street
Fax                                                       Quitman, Georgia 31643
(912) 263-4656


                                                 December 15, 1997

Board of Directors
Quitman Federal Savings and Loan Association
100 West Screven St.
Quitman, GA 31643

         Re: State Income tax opinion relating to conversion of Quitman Federal from mutual to stock and acquisition of stock Association by Holding Company

Gentlemen:

         You have requested an opinion from this law firm regarding certain income tax consequences under the laws of the State of Georgia regarding the mutual-to-stock conversion (the "Conversion") of Quitman Federal Savings and Loan Association (the "Association") to a federally-chartered capital stock savings institution (the "Stock Association") and simultaneous acquisition of all the capital stock of the Stock Association by a parent savings and loan holding company (the "Holding Company") pursuant to a plan of Conversion adopted by the Board of Directors.

         You have  previously  received  an  opinion of  counsel  ("Federal  Tax
Opinion") stating that the Conversion qualifies as a tax free reorganization under Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended ("Code"). The Federal Tax Opinion rendered is predicated upon Revenue Ruling 80-105, 1980-1 C.B. 78, which holds that a similar transaction qualified as a tax-free reorganization under Section 368(a)(1)(F) of the Code. The Federal Tax Opinion provides that, based upon the facts and circumstances attendant to the Conversion of the Association, no adverse federal income tax consequences would result to the Association or its account holders by virtue of the implementation of the Plan of Conversion.

         Based upon the facts and circumstances attendant to the Conversion as detailed in the Plan of Conversion and as described in the Federal Tax Opinion, the provisions of the Code and the Federal Tax Opinion rendered, it is my opinion that the laws of the State of Georgia will, for income tax purposes, treat the Conversion transaction as a tax-free reorganization pursuant to
Section 368(a)(1)(F) and/or section 368(a)(1)(E) of the Code in an identical manner as it is treated by the Internal Revenue Service for federal income tax purposes. O.C.G. A Section 48-7-21 provides that a corporation's Georgia


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taxable income shall consist of the taxpayer's  taxable income as defined in the
Internal Revenue Code of 1986, with certain adjustments not relevant here. Further, O.C.G.A. Section 48-7-28 provides that the Georgia taxable income of an individual shall be the taxpayer's federal adjusted gross income, as defined in the Internal Revenue Code of 1986, with certain adjustments not revelant here. Under O.C.G.A Section 48-1-2(14), "Internal Revenue Code of 1986" means the United States Internal Revenue Code of 1986 provided for in Federal law enacted on or before January 1, 1997. Therefore, based upon the Federal Tax Opinion and as limited herein under Scope of Opinion, no adverse Georgia income tax consequences will be incurred by either the Association or its account holders as a result of the implementation of the Plan of Conversion.


Scope of Opinion
----------------

         The opinion herein expressed specifically does not include, without limitation by the specification thereof, an opinion with respect to any franchise tax, capital stock tax, realty transfer tax, sales or use tax, or any tax, other than the income tax, which might result from the implementation of the Plan of Conversion.

         Finally, I hereby consent to the filing of this opinion as an exhibit to the Application for Conversion on Form AC ("Form AC") or similar filings of the Association filed with the Office of Thrift Supervision, the filing of this opinion as an exhibit to the Application H-(e)(1)S of the Holding Company to be filed with the Office of Thrift Supervision, and the filing of this opinion as an exhibit to the Holding Company's Registration Statement on Form SB- 2 ("Form SB-2") to be filed with the Securities and Exchange Commission, and to reference to this firm in the prospectus contained in the form AC, Form SB-2 and documents related to this opinion.


                                            Sincerely yours,


                                            /s/Daniel M. Mitchell, Jr.
                                            Daniel M. Mitchell, Jr.


DMM:JR/lst

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